                                                                   EXHIBIT 10.05

                         Dated                    1999
                              -------------------------



                         (1)  CNBC SPORTS INTERNATIONAL
                              LIMITED

                         (2)  BEVERLY HILLS LTD., INC.

                         (3)  FOCUSED MEDIA LIMITED




                       ---------------------------------

                                SUBSCRIPTION AND
                            SHAREHOLDERS' AGREEMENT

                       ---------------------------------





                       DRAFT(2)SJG/TH(1730569.06)06.05.99
                       ----------------------------------

                                  DENTON HALL
                               FIVE CHANCERY LANE
                                 CLIFFORD'S INN
                                LONDON EC4A IBU
                               FAX: 0171-404-0087
                               TEL: 0171-242-1212

                                    CONTENTS


CLAUSE    HEADING                                                  PAGE

1         DEFINITIONS.............................................    1

2         COMPLETION OF ARRANGEMENTS FOR PARTICIPATION............    2

3         DIRECTORS...............................................    3

4         TRANSFER OF SHARES......................................    3

5         THE BUSINESS............................................    3

6         COMPETITION.............................................    5

7         MISCELLANEOUS...........................................    5

8         NOTICES.................................................    5

9         NO PARTNERSHIP OR AGENCY................................    6

10        GOVERNING LAW...........................................    6

THE AGREEMENT is made on the _______ day of ________ 1999:

(1) CNBC SPORTS INTERNATIONAL LIMITED ("CNBC SPORTS") a company incorporated in England and Wales under number 3378197 and having its registered office at 56 Ennismore Gardens, London SW7 1AJ; and

(2) BEVERLY HILLS LIMITED ("BHL") a company incorporated in the State of Utah and having its principal office at 2100 Roswell Road, Suite 280c-628, Marietta, GA 30062, USA; and

(3) FOCUSED MEDIA LIMITED ("THE COMPANY") a company incorporated in Ireland under number 289308 and having its registered office at c/o Michael White (Solicitors)


WHEREAS:

(A) The Company is a private company limited by shares and had prior to the date of this Agreement an authorised share capital of L.1,000,000 of which 121,353 shares of L.1 each have been issued and are fully paid and will on the date of Completion of this Agreement in accordance with Clause 2 have an issued share capital of L.151,692 comprising 151,692 shares of L.1 each.

(B) BHL is the registered holder and beneficial owner of the entire issued share capital of the Company.

(C) The Company carries on the business of, inter alia, operating, promoting and maintaining the globalgolf.com Internet website (the "Website").

(D) The parties hereto have agreed to cooperate in the Business (as hereinafter defined) on the terms set out in this Agreement for which purpose CNBC Sports has agreed to subscribe and the Company has agreed to issue 30,339 shares representing, at the date of this Agreement, twenty
     (20) percent of the shares in the capital of the Company.

NOW IT IS HEREBY AGREED as follows:

1.   DEFINITIONS

1.1 Unless the context otherwise requires, in this Agreement and the Schedules the following expressions shall have the following meanings:

     "BOARD": the board of directors of the Company for the time being;

     "BUSINESS": the business of operating the globalgolf.com website;

     "COMPLETION DATE": the date upon which BHL delivers to CNBC Sports, which BHL shall do no later than June 1st 1999, the following original documents:

     (i) Register of members of the Company indicating that BHL is the sole owner of the entire issued share capital of the Company;

     (ii) Share certificates representing all the shareholders in the Company as at the date of this Agreement; and

     (iii) trademark assignment dated 21 April 1999 relating to "Global Golf";
           and

     (iv) financial records and/or the latest available management accounts of the Company indicating that the Company is solely and wholly responsible for the conduct of and entitled to revenues from the Business.

     "KNOW-HOW":  all know-how materially relevant to the Business;

     "SHAREHOLDERS":  the holders from time to time of shares in the Company;

     "TELEVISION OR MEDIA COMPANY": a company the business of which is the broadcast or transmission by satellite, cable or terrestrial transmission, or any other method of delivery, in any country, of programmes of any nature, or the business of which involves the creation, promotion, organization, marketing, distribution or selling of any programmes, or the business of which is the creation or distribution of printed material for public consumption in any country.

1.2 Where the context permits, the singular includes the plural and vice versa and one gender includes any gender. Words importing individuals shall be treated as importing corporations and vice versa and words importing the whole shall be treated as including a reference to any part thereof.

1.3 Clause and Schedule headings are inserted in the Agreement for convenience only and shall not affect the construction thereof in any way.

2.   COMPLETION OF ARRANGEMENTS FOR PARTICIPATION

2.1 CNBC Sports shall, on the Completion Date subscribe and hereby applies for 30,339 shares, representing twenty (20) percent of the issued share capital of the Company at a total subscription price of US$1.00.

2.2  On the Completion Date a meeting of the Board shall be held at which:

     (a)  CNBC Sports shall subscribe for 30,339 shares, representing twenty
          (20) percent of the issued share capital of the Company shares for US$1.00;

     (b)  John Broke-Smith shall be appointed as a director of the Company; and

     (c) the Board shall allot the shares mentioned at Clause 2.2(a) above and register the shares so allotted in the name of CNBC Sports.

3.   DIRECTORS

3.1 For so long as CNBC Sports shall be registered as a member in respect of any shares in the capital of the Company it shall be entitled to appoint one person to be a director of the Company.

4.   TRANSFER OF SHARES

4.1 This Clause shall apply if one or more parties to this Agreement ("PROPOSED TRANSFEROR") wishes to transfer any or all of its Shares or any interest therein to a third party. Where this Clause applies the Proposed Transferor may not transfer any or all of its shares unless, at least 28 days prior to the date of the agreement to transfer, the transferee shall have made a written offer ("OFFER") to the other party ("OFFEREE") to purchase all of its shares at the same price per share (and otherwise on the same terms) as is applicable to the proposed sale of shares by the Proposed Transferor. The Offer shall be on terms that it shall be open for acceptance by the Offeree for not less than 21 days and, if accepted, the sale of all of the Offeree's Shares shall be completed simultaneously with the completion of the sale of the Proposed Transferor's Shares.

4.2 Notwithstanding the provisions of Clause 4.1 above, in the event that CNBC Sports shall be under any obligation to assign its shares in the Company to any member of the Parallel Media Group of companies, it shall be permitted to do so provided that the relevant assignee Parallel Media Group company agrees, in a form acceptable to BHL, to adhere to the obligations of CNBC Sports under the terms of this Agreement. No other member of the Company shall be entitled to be offered an opportunity to acquire such shares.


5.   THE BUSINESS

5.1 Each of the parties hereby undertakes, unless otherwise agreed between the parties, with the other that it shall procure that the Company shall not undertake any business other than the Business and operations incidental thereto.

5.2 BHL warrants that, for so long as CNBC Sports is a member of the Company, it will procure that the Business will be conducted by the Company and that all revenues derived from the Business will be solely for the benefit of the Company and its members.

5.3 Any decision of the Board relating to any of the following matters shall require the prior approval, such approval not to be unreasonably withheld, in writing of each of the parties

     (a) the capitalisation, repayment or other forms of distribution of any amount standing to the credit of any reserve of the Company or the redemption or purchase of any shares or any other reorganisation of the share capital of the Company;

     (b) the admission of any person whether by subscription or transfer as a member of the Company;

     (c) the transfer or disposal by the Company to any third party of all or any material portion of the assets of the Company outside the ordinary course of the Business.

5.4 CNBC Sports and BHL shall have, in the event that the Company issues any class of security, the right but not the obligation, pro rata to its existing shareholding in the capital of the Company, to subscribe for additional shares in the capital of the Company on terms no more onerous than those on which the Company is proposing to issue shares to any other party.

5.5 CNBC Sports shall have the right, but not the obligation, to contribute any capital, by way of loan or any other method, to the Company in the event that the Company requires additional funding whether such funding is within the ordinary course of business or whether such funding relates to transactions involving expenditure by the Company not provided for in the budgets of the Company.

5.6 The Company undertakes with each of the Shareholders that the Company will ensure that:

     (a) all business of the Company, other than routine day to day business, shall be undertaken and transacted by the Directors;

     (b) it shall keep the Shareholders fully informed as to all material developments regarding its financial and business affairs and will notify the Shareholders forthwith upon becoming aware of any significant litigation affecting or likely to affect the Company;

     (c) it shall keep the books of account and therein make true and complete entries of all its dealings and transactions of and in relation to its business;

     (d) it shall deliver to the Shareholders as promptly as practicable such additional financial or other information as may reasonably be requested by the Shareholders upon giving reasonable prior written notice; and

     (e) all decisions relating to the issue of shares in the capital of the Company shall be duly considered by the Board at a duly convened Board Meeting.

5.7 The parties agree that Board Meetings will be held at least once in every three calendar months and that for such purposes, the quorum for such meetings shall be two directors, provided that one director shall be a director appointed by CNBC Sports and that CNBC Sports shall be entitled to due notice of any Board Meeting.


6.   COMPETITION

6.1 BHL and CNBC Sports each hereby undertakes that during the continuance of this Agreement and for a period of one year thereafter it will neither directly or indirectly approach nor contract with any Television or Media Company with a view to such a company being a shareholder in the Company.

6.2 Each of the parties shall maintain strict confidence and secrecy in respect of all information of a proprietary nature received by it directly or indirectly pursuant to this Agreement and shall keep confidential any information relating to the specific terms of this Agreement. The obligations of this Clause 6.2 shall survive the termination of this Agreement and each of the Founders shall continue to observe them regardless of whether its rights hereunder shall be terminated or it shall cease to be a party hereto.

7.   MISCELLANEOUS

7.1 Each of the parties shall do all such things as may be within its power including without limitation the passing of resolutions (whether by the Board or in general meeting of the Company) to procure that the provisions of this Agreement are observed and performed.

7.2 In the event of any clause contained in this Agreement or any part thereof being declared invalid or unenforceable, all other clauses or parts thereof contained in this Agreement shall remain in full force and effect and shall not be affected thereby.

8.   NOTICES

8.1 Any notice or other communication given or made under this Agreement shall be in writing and may be delivered to the relevant party or sent by first class prepaid letter or facsimile transmission to the address of that party specified in this Agreement or to that party's or facsimile transmission number thereat or such other address or number as may be notified hereunder by that party from time to time for this purpose and shall be effectual notwithstanding any change of address not so notified.

8.2 Unless the contrary shall be proved, each such notice or communication shall be deemed to have been given or made and delivered, if by letter, 48 hours after posting, if by delivery, when left at the relevant address and, if by facsimile transmission, when transmitted

9.   NO PARTNERSHIP OR AGENCY

     Nothing in this Agreement shall be deemed to constitute a partnership between the parties hereto nor, save as expressly set out herein, constitute any party the agent of another party for any purpose. In addition, unless otherwise agreed in writing between the parties, neither of them shall enter into contracts with third parties as agent for any member of the Group or for the other party nor shall either party describe itself as agent as aforesaid or in any way hold itself out as being an agent as aforesaid.

10.  GOVERNING LAW

     10.1 This Agreement shall be governed by and construed in all respects in accordance with the English law and it is irrevocably agreed the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceeding arising out of or in connection with this Agreement (in this Clause referred to as 'Proceedings') may be brought in such courts. Nothing in this Clause shall limit the right of CNBC Sports to take Proceedings against BHL in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not. Nothing in this Agreement shall require any of the parties to this Agreement to breach any provision of the laws of the Republic of Ireland as they may relate to companies registered in the Republic of Ireland.

10.2 BHL and Focused Media appoint [       ] as their authorised agent in
     England and Wales for the purpose of accepting service of process for all purposes in connection with this Agreement.

AS WITNESS the hands of the parties the day and year first above written


Duly executed            )
for and on behalf of     )
CNBC SPORTS INTERNATIONAL)
LIMITED                  )



Duly executed            )
for and on behalf of     )
BEVERLY HILLS LTD., INC. )

Duly executed                 )
for and on behalf of          )
FOCUSED MEDIA LIMITED         )

THIS AGREEMENT is made the _______ day of _________ 1999


BETWEEN:

(1) CNBC SPORTS INTERNATIONAL LIMITED of 56 Ennismore Gardens, Knightsbridge, London SW7 1AJ ("CNBC SPORTS");

(2) FOCUSED MEDIA LIMITED of Carndonagh (c/o Michael White, Solicitors,) County Donegal, Ireland ("FOCUSED MEDIA"); and

(3) BEVERLEY HILLS LTD., INC. a Utah corporation whose principal office is at 2100 Roswell Road, Suite 280c-628, Marietta, GA 30062, USA ("BHL").


INTRODUCTION:

(A) Focused Media owns and operates the globalgolf.com Internet web site (the "WEB SITE"). This Agreement shall be subject to the completion of an agreement of even date pursuant to which CNBC Sports has been allotted twenty per cent (20%) of the issued share capital of Focused Media.

(B) The television channels currently known as "CNBC Europe" and "CNBC Asia" (the "NON-US CHANNELS") transmit two international broadcast feeds for six
     (6) hours each day on Saturdays and Sundays consisting of sports programming supplied by CNBC Sports (the "CNBC FEEDS") and CNBC Sports has the right to sell commercial advertising airtime during the CNBC Feeds. Focused Media wishes to purchase certain of such airtime and CNBC Sports is willing to produce the commercial advertising for the airtime purchased by Focused Media on the terms set out in this Agreement.

(C) BHL wishes to fund the production by CNBC Sports of a weekly golf show for international television broadcast, and to purchase certain commercial advertising airtime on the television channel currently known as "CNBC" which is broadcast in the United States of America (the "US CHANNEL"), in each case on the terms set out in this Agreement.


IT IS AGREED as follows:

1.   GENERAL

1.1 This Agreement shall only be executed subject to and following the completion of the agreement outlined in paragraph (A) above.

1.2 Each party to this Agreement hereby indemnifies each of the other parties in full against any and all losses, liabilities, claims, actions, damages and expenses arising directly or indirectly from any breach by the defaulting party of any of the terms of this Agreement.

2.   AIRTIME ON NON-US CHANNELS

2.1 CNBC Sports sells to Focused Media, and Focused Media purchases from CNBC Sports, upon and subject to the terms of this Agreement during the period 1st June 1999* to 31st December 1999 (inclusive) (the "INITIAL PERIOD") those advertising spots during the CNBC Feeds which are detailed in
     Schedule 1 attached or such other substantially similar advertising spots during the CNBC Feeds as may be agreed between CNBC Sports and Focused Media (the "NON-US INVENTORY"). The initial term of the broadcast promotion contract will be for 3 years (June 1st 1999* - May 31st 2002) with a one year continuation clause exercisable 12 months prior to the end of this initial contract period. Airtime purchases made after 31st December 1999 will be by mutual agreement, the parties agreeing to negotiate with each other in good faith. In the event that the parties fail to reach agreement on airtime purchases to be made after 31st December 1999. Focused Media agrees that it will purchase from CNBC Sports such advertising spots outside the United States of America as will equate to twenty (20) percent of the annual advertising expenditure of Focused Media in any one calendar year for the term of this Agreement. Focused Media shall, in such circumstances and notwithstanding any other provision of this Agreement, be permitted to spend a maximum of eighty (80) percent of its annual budgeted advertising expenditure on non-CNBC Channels.

2.2 Focused Media is purchasing and shall utilise the Non-US Inventory for commercial advertising promoting the Web Site and the services offered by BHL upon and subject to the applicable terms and conditions contained in the agreements between CNBC Sports and the Non-US Channels (details of which shall be provided by CNBC Sports to Focused Media).

2.3 In consideration of the sale of the Non-US Inventory, Focused Media shall pay to CNBC Sports the sum of US$1.5 million (US$1,500,000) to be paid to CNBC Sports in equal monthly instalments on the first day of each calendar month during the Initial Period. Focused Media shall also pay any VAT or other sales tax at the applicable rate payable on such sum.+

2.4 If Focused Media wishes to purchase additional available advertising spots during the CNBC Feeds, CNBC Sports shall sell such advertising spots on such terms as Focused Media and CNBC Sports shall agree but in no event at less than US$500 per spot.


3.   US CHANNEL AIRTIME

3.1 CNBC Sports sells to BHL, and BHL purchases from CNBC Sports, upon and subject to the terms of this Agreement, during the Initial Period advertising spots on the US Channel as per the attached Schedule 2 (the "US INVENTORY").

3.2 BHL is purchasing and shall utilise the US Inventory upon and subject to the standard terms and conditions which are applicable to airtime purchases on the US Channel (details of which shall be provided by CNBC Sports to BHL).


----------

* 4 Sep 1999 (8/24/99 Amendment)

+ See Addendum 1 (8/24/99 Amendment)

3.3 In consideration of the sale of the US Inventory, BHL shall pay to CNBC Sports the sum of US$1 million to be paid to CNBC Sports in equal monthly installments on the first day of each calendar month during the Initial Period. BHL shall also pay any VAT or other sales tax at the applicable rate payable on such sum.


4.   PROMOTION OF GLOBAL GOLF SHOW

4.1 BHL agrees to advance to CNBC Sports in three (3) equal monthly installments payable by BHL on July 1st 1999, August 1st 1999 and September 1st 1999 respectively the sum of US$1 million in order to fund the production and/or commissioning by CNBC Sports of a series of forty golf-based television shows intended to be 26 minutes in duration each (the "SERIES") for which CNBC Sports shall act as exclusive worldwide distributor as per the attached Schedule 3.



5.   PRINT ADVERTISING

5.1 CNBC Sports shall, at its cost, procure for Focused Media, upon and subject to the terms of this Agreement, during the Initial Period the print advertising space which is detailed in the attached Schedule 4 or such other substantially similar advertising space as may be agreed between CNBC Sports and Focused Media (the "PRINT INVENTORY") provided that CNBC Sports may, by written notice from Focused Media and at Focused Media's sole discretion, make available to Focused Media instead of the Print Inventory (or any part thereof) advertising spots of equivalent acquisition cost on the US television channel currently known as "MSNBC" (the "TRADED INVENTORY").

5.2 Focused Media is purchasing and shall utilize the Print Inventory and/or the Traded Inventory upon and subject to the standard terms and conditions which are applicable to purchases of the Print Inventory and/or the Traded Inventory (details of which shall be provided by CNBC Sports to Focused Media).


6.   PRODUCTION SERVICES

6.1 Focused Media engages CNBC Sports, and CNBC Sports agrees, during the Initial Term to produce and/or procure the production of the commercial advertising which is to be shown on a rotating basis in the advertising spots purchased in accordance with Clause 1 (the "COMMERCIALS"). The Commercials shall be produced at CNBC Sports' cost but in accordance with a production schedule and budgets for the Commercials agreed in writing between Focused Media and CNBC Sports.

6.2 BHL shall retain final editorial control over the Series, and Focused Media shall retain final editorial control over the Commercials, subject to any relevant third party contractual requirements with which CNBC Sports must comply and all applicable broadcasting and advertising laws, codes and regulations.

7.   ADDITIONAL PROMOTIONS

7.1 CNBC Sports shall use its reasonable endeavours to procure (a) the services of Robert Trent Jones Jnr. at a cost to be agreed with BHL and (b) at CNBC Sports' cost the services of Sam Torrance (or a professional golfer of similar standing) to endorse and promote the Web Site during the Initial Period.

7.2 CNBC Sports shall negotiate with the US Channel to procure promotional exposure for the Web Site at NBC Sports events including the events known as "The Skills Challenge" on terms to be agreed.

7.3 CNBC Sports and BHL shall negotiate in good faith regarding a possible barter arrangement for the provision by BHL of branded merchandise in exchange for the provision by CNBC Sports of airtime exposure for the Web Site, BHL or BHL's associated brands on terms to be agreed.

7.4 CNBC Sports and BHL shall negotiate in good faith regarding possible arrangements for promotional exposure of the Web Site, BHL or BHL's associated brands at golf tournaments managed by CNBC Sports during the Initial Period including the World Cup of Golf and the Ladies Irish Open on terms to be agreed.

7.5 CNBC Sports shall use its reasonable endeavours to establish linking and affiliation arrangements between the Web Site and the planned Internet portal web site currently known as the "Sportal" to be owned and operated by Pangolin UK Limited or any of its Associates ("PANGOLIN").



8.   COMPETING SERVICES

8.1  In this Agreement:

     (a) "THE BH PARTIES" shall mean Focused Media and/or BHL (as the context may require);

     (b) "ASSOCIATE" of any party shall mean any person controlling, controlled by or under common control with that person. For this purpose "control" means the power of a person (directly or indirectly) to direct or cause direction of the management and policies of any other person or the ownership (directly or indirectly) of more than fifty (50) per cent of the equity or capital of or the voting power in any other person.

8.2 BHL and Focused Media each hereby agrees and undertakes that during the term of this Agreement neither it nor any of its Associates shall without the prior written consent of CNBC Sports, such consent not to be unreasonably withheld, promote the Web Site on, or enter into any promotional arrangements which are similar to any of those set out in this Agreement with, any television channel which is a direct competitor of either of the Non-US Channels or the broadcaster of either of the Non-US Channels including but not limited to the television channels or services currently known as Eurosport and Star/ESPN

8.3 CNBC Sports agrees that during the continuance of this Agreement it shall not enter into arrangements similar to those set out in this Agreement with any other golf-based web site other than the web site currently known as "Golf.com" (an NBC Sports web site) and those operated from time to time by Pangolin.

9.    TERM

9.1 The term of this Agreement shall commence upon the date of execution of this Agreement and shall continue for three (3) years unless terminated in accordance with this Clause or Clause 10.

9.2 CNBC Sports or the BH Parties shall also have the right to terminate this Agreement forthwith by giving written notice to the Defaulting Party at any time after the occurrence of any of the following events:

      (a) the presentation of a petition for the winding up or administration of the Defaulting Party, (other than for the purposes of amalgamation or reconstruction not involving an insolvency only or which is discharged within seven (7) days of presentation) or the passing of a resolution for the winding-up of the Defaulting Party; or

      (b) the appointment of, or notice being given of the intended appointment of, a receiver (including an administrative receiver) or manager or administrator of the Defaulting Party of any of its assets or the taking of any step by any other party to propose or make any arrangement, composition or compromise with its creditors; or

      (c) any material or persistent breach of this Agreement or of any of the terms, conditions, covenants, warranties, undertakings or other provisions hereof by the Defaulting Party which is not capable of remedy or which if capable of remedy remains unremedied for thirty
            (30) days after written notice specifying such breach has been given by the terminating party.

       For the purposes of this Clause, the "DEFAULTING PARTY" shall mean any of the BH Parties (in the case of a lawful termination by CNBC Sports) or CNBC Sports (in the case of a lawful termination by the BH Parties).

9.3 In the event of a failure by any party to adhere to any of the terms of this Agreement, any of the remaining parties shall (in addition to any of its other rights and remedies) be permitted to suspend the operation of any of the terms of this Agreement in whole or in part.



10.    FORCE MAJEURE

       No party shall be liable to any of the others for any failure to perform its obligations under this Agreement to the extent that such failure is caused by an event of Force Majeure. If CNBC Sports or any of the BH Parties is prevented by any such event of Force Majeure from performing any of its material obligations under this Agreement for a period of sixty (60) consecutive days, the BH Parties (in the case of CNBC Sports being so prevented) or CNBC Sports (in the case of any of the BH Parties being so prevented) shall be entitled to terminate this Agreement without liability. For the purposes of this Agreement, "FORCE MAJEURE" shall mean any event or cause not within the control of the party affected by it including (but not by way of limitation) accident or breakdown of any satellite or any other equipment or apparatus (caused otherwise than by the wrongful act, neglect or default of that party, its servants or agents), Act of God, flood, fire, war, riot, rebellion, civil commotion, strike, lock-out or other industrial dispute or action, Act of Parliament, any act, order, direction or regulation of any government or any public local or regulatory authority or imposition of government sanction, embargo or similar action, law, judgment, order, decree, embargo or blockade.

11.  NOTICES

     All communications relating to this Agreement shall be in writing and delivered by hand or by facsimile to the party concerned at the relevant address shown at the start of this Agreement (or such other address as may be notified from time to time in accordance with this Clause 11 by the relevant party to the other party). Any such communication shall take effect upon delivery if delivered on a business day (that is, any day other than a Saturday, Sunday or a day which is a national public holiday in England) and during business hours, otherwise upon the next business day, or if by facsimile, upon the date and time noted on the transmission receipt.

12.  TAXES

     Any payment due from, or any taxable supply of goods or services made by, any party pursuant to this Agreement, is expressed exclusively of Value Added Tax or any other sales tax at the rate from time to time in force (if applicable) which the paying party shall also pay and the parties hereby waive any right of set-off which they may have in respect of such payment whether arising at law or in equity.

13.  CONFIDENTIALITY

     Each party represents, warrants and undertakes to the other that it will not without the prior written consent of the other party, such consent not to be unreasonably withheld, disclose to any third party, other than to any entity controlling or under common control with, such entity or its professional advisers or as required by law or as agreed between the parties, any information relating to the specific terms of this Agreement or any information relating to the business or affairs of the other parties PROVIDED, HOWEVER, that this obligation shall not apply to any information that is (a) in the public domain; (b) received from a third party without reasonable basis for the disclosing party to believe disclosure was made in violation of a confidential agreement with the other party; (c) published or otherwise made available to the public at the time of its receipt by the disclosing party, or subsequently became

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     published or available to the public other than by a breach of the obligation set forth in this Clause 13; or (d) required or requested to be disclosed by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or by written advice of counsel to disclose such information. The obligations set forth in this Clause 13 shall survive for a period of five (5) years after the effective date of any earlier termination of this Agreement in accordance with Clause 9.

14.  GOVERNING LAW

14.1 This Agreement shall be governed by and construed in all respects in accordance with English law and it is irrevocably agreed that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceeding arising out of or in connection with this Agreement (hereinafter referred to as "PROCEEDINGS") may be brought in such courts. Nothing in this Clause shall limit the right of any party to take Proceedings against another party in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

14.2 Each party irrevocably waives (and irrevocably agrees not to raise) any objection which it may have (whether now or subsequently) to the laying of the venue of any Proceedings in any such court as is referred to in this Clause.

14.3 BHL and Focused Media appoint [   ] as their authorised agent in England
     and Wales for the purpose of accepting service of process for all purposes in connection with this Agreement.


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